EXHIBIT 6.10

                          GENERAL CONTRACT FOR PRODUCTS

This Contract (this "Contract") is made effective as of November 26, 2002, between Indian River Labs, Inc., of 6815 Woodmere Road, Sebastian, Florida 32958 ("Seller"), and Tasker Capital Corp., of 40 Grove St., Suite 140, Wellesley, Massachusetts 02482-7702 ("Buyer").

WHEREAS, Buyer and Pharlo Citrus Technologies, Inc. ("Pharlo") have entered into that certain Exclusive License Agreement of even date herewith (the "License Agreement");

WHEREAS, Seller has entered into an agreement with Pharlo pursuant to which Seller will manufacture consumer deodorant breath products, animal breath products and soft drink products for Buyer;

WHEREAS, In connection with the enjoyment of its rights under the License Agreement, Buyer wishes to have manufactured and supplied, and Seller wishes to manufacture and supply, consumer deodorant breath products, animal breath products, and soft drink products.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1. MANUFACTURE AND SALE OF GOODS.

A. Engagement. Seller agrees to manufacture and sell, and Buyer agrees to buy, the following products (collectively, the "Goods") in accordance with the terms and conditions of this Contract:

      Description

      a). Concentrates for consumer deodorant breath products presently known as Rephresh ("Consumer Products Concentrates")
      b). Concentrates for animal breath products ("Animal Products
      Concentrates")
      c). Concentrates for soft drink products ("Soft Drink Concentrates")

      The Goods will be produced according to formulas established by Seller and/or its predecessors in interest and agreed to by Seller and Buyer (the "Formulas").

      Price

      a). Consumer Products Concentrates: $ 53.00 per gallon (5:1 concentrate).This price is predicated on the quantities projected by Buyer in its business plan. Any significant reduction in these quantities may result in higher prices, subject to Buyer's written approval which approval shall not be unreasonably withheld. Seller and Buyer recognize that some ingredients from outside suppliers are commodity items, and therefore may be subject to fluctuations in price. In an effort to maintain a stable price, Seller will retain or absorb any price differentials within 20% of ingredient price levels established when the above-referenced price was determined. Price fluctuations outside this parameter may be reflected in adjusted selling price to the Buyer after notice and a description of the reasons for the adjusted selling price, subject to Buyer's approval of the adjusted selling price which approval shall not be unreasonably withheld. b). Animal Products Concentrates: To be negotiated c). Soft Drink Concentrates: To be negotiated

      Packaging

      a). Consumer Products Concentrates: 15 gallon drums, 55 gallon drums, 300 gallon totes. Packaging Cost is $ .60 per gallon of concentrate, not included in above price of concentrate.
      b). Animal Products Concentrates: To be discussed
      c). Soft Drink Concentrates: To be discussed

      Minimum Order

      a). Consumer Products Concentrates: 100 gallons
      b). Animal Products Concentrates: To be discussed
      c). Soft Drink Concentrates: To be discussed

B. Exclusivity. Contingent upon the agreement of Buyer and Seller to the pricing, packaging and minimum orders for Animal Products Concentrates and Soft Drink Concentrates, during the term of this Contract, Buyer will not engage any party other than Seller to manufacture the Goods, except as is expressly permitted under this Contract.

C. Seller will use its best efforts during the term of this Contract to provide Buyer with such assistance as Buyer may reasonably require with regard to the development, production, sale and servicing of the Goods.

D. Without Buyer's prior written approval, Seller shall not engage in any sales or marketing activities regarding the Goods, and shall forward any inquiries it receives regarding the Goods to Buyer.

2. PRODUCT STANDARDS AND COMPLIANCE WITH LAWS.

A. The Goods shall comply with industry standards.

B. Seller shall comply with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other requirements, now or hereafter in effect, of any applicable government authority with respect to the production, manufacture and delivery of the Goods. Seller shall also otherwise cooperate with Buyer in connection with Buyer's compliance with any law, ordinance, rule, regulation, order, license, permit or other requirement respecting the production, manufacture, distribution or sale of any Good.

3. TITLE/RISK OF LOSS. The Goods shall be delivered F.O.B. plant, Sebastian, Florida.

4. INVOICE AND PAYMENT. Payment shall be made to Indian River Labs, Inc., 6815 Woodmere Road, Sebastian, Florida 32958, within 30 days from date of invoice. Each invoice must reference the applicable Buyer P.O., the Goods shipped, quantities, unit prices and extended totals. Payment of an invoice will not constitute acceptance of the Goods covered by the invoice and will be subject to adjustment for errors, shortages or other defects.

If any invoice is not paid when due, interest will be added to and payable on all overdue amounts at 7.00 percent per annum, or the maximum percentage allowed under applicable laws, whichever is less. Buyer shall pay all costs of collection, including without limitation, reasonable attorney fees.

In addition to any other right or remedy provided by law, if the Buyer fails to pay for the Goods when due, the Seller at its option may treat such failure to pay as a material breach of this Contract, and may terminate this Contract and/or seek legal remedies.

5. DELIVERY. Time is of the essence in the performance of this Contract. Without limiting the foregoing, Seller shall deliver all Goods within five to ten days of its receipt of Buyer's P.O. unless otherwise agreed in writing by Buyer. Seller will arrange for delivery by carrier chosen by Seller reasonably acceptable to Buyer to the location specified by Buyer in its P.O.

6. PAYMENT OF TAXES. Buyer agrees to pay all taxes of every description, federal, state, and municipal, that arise as a result of this sale, excluding income taxes.

7. GOODS WARRANTIES. Seller warrants, represents and covenants that the Goods shall conform to the Formulas, shall be free of substantive defects in material and shall be manufactured and provided by Seller in accordance with all applicable statutes, laws, rules and regulations, including those relating to the environment and occupational health and safety. This warranty will survive any inspection of, acceptance of or payment for any Goods and the expiration or termination of this Contract, and will be in addition to any other rights and warranties available to Buyer. This Warranty shall be void if Seller's storage instructions as set forth on the product label are not followed.

8. INSPECTION. The Buyer, upon receiving possession of the Goods, shall have five (5) business days to inspect the Goods to determine if the Goods conform to the requirements of this Contract. If the Buyer, in good faith, determines that all or a portion of the Goods are non-conforming, the Buyer may return the Goods to the Seller at the Seller's expense. The Buyer must provide written notice to the Seller of the reason for rejecting the Goods. The Seller will have 30 days from the return of the Goods to remedy such defects under the terms of this Contract. If Seller fails to remedy the defects within such period, Buyer may at its sole discretion reject the Goods and rescind the applicable P.O. in whole or in part, as the case may be or accept the nonconforming Goods with a mutually agreed upon adjustment in price. Payment for nonconforming Goods will not constitute acceptance thereof, limit or impair Buyer's or its Customer's right to assert any legal or equitable remedy, or relieve Seller's responsibility for latent manufacturing defects.

9. REPRESENTATIONS AND WARRANTIES.

A. Seller Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

            (i) Seller is duly organized and validly existing under the laws of the jurisdiction of its organization with full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary company action has been taken to enable it to execute and deliver this Contract and perform its obligations hereunder.

            (ii) This Contract is Seller's valid and binding obligation and is enforceable against Seller in accordance with its terms. Seller has the unencumbered right to enter into this Contract and to fulfill its obligations hereunder.

B. Buyer Representations, Warranties and Covenants. Buyer hereby represents, warrants and covenants to Seller as follows:

            (i) Buyer is a duly organized and validly existing under the laws of the jurisdiction of its organization with full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary corporate action has been taken to enable it to execute and deliver this Contract and perform its obligations hereunder.

            (ii) This Contract is Buyer's valid and binding obligation and is enforceable against Buyer in accordance its terms. Buyer has the unencumbered right to enter into this Contract and to fulfill its obligations hereunder.

10. INDEMNIFICATION.

A. By Seller. Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, shareholders, employees and agents from and against any and all claims, actions, or demands (including without limitation reasonable fees and expenses of legal counsel incurred in settling or defending any such claim, action or demand) arising out of, or in connection with:

            (i) the failure of any Good manufactured by Seller to: (a) be free from defects in manufacturing and workmanship; and/or (b) comply with the Formulas (as such Formulas may be amended and in effect at the time of delivery of such Good); including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession or use of any such Good, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made;

            (ii) any breach of any provision of this Contract by Seller or failure of any representation or warranty of Seller contained in this Contract to be true; or

            (iii) any claims, actions, or demands alleging that any technology, know-how, technical information, patents, patent applications, inventions, and trade secrets (including but not limited to, all formulas, models, methods, designs and materials relating thereto) used by Seller in manufacturing the Goods or licensed or otherwise provided to Buyer or a third party hereunder infringe upon or misappropriate the intellectual property or other proprietary rights of any third party.

B. By Buyer. Buyer shall indemnify and hold harmless Seller, its officers, directors, shareholders, employees and agents from and against any and all claims, actions, or demands (including without limitation reasonable fees and expenses of legal counsel incurred in settling or defending any such claim, action or demand) arising out of, or in connection with the failure of any representation or warranty of Buyer contained in this Contract to be true.

C. The foregoing indemnities are conditioned on prompt written notice of any claim, action, or demand for which indemnity is claimed; complete control of the defense and settlement thereof by the indemnifying party (provided that it may not agree to any settlement that imposes a material burden or liability upon the indemnified party without such party's consent, not to be unreasonably withheld); and cooperation of the other party in such defense.

D. Prior to the first commercial sale of any Good, Seller shall procure and thereafter shall maintain liability insurance, including product liability insurance, in the amount of at least one million dollars ($1,000,000) per occurrence and five million dollars ($5,000,000) aggregate per year naming Buyer as an additional insured and providing that such insurance policy cannot be canceled without thirty (30) days written notice to Buyer. Evidence of such insurance shall be furnished to Buyer prior to the first commercial sale of a Good.

11. TERM AND TERMINATION.

A. This Contract will become effective upon the first set forth above and will remain in effect for the term of the License Agreement unless earlier terminated in accordance with the terms and conditions of this Contract.

B. This Contract will be terminable as follows:

      (i) by the mutual written agreement of the parties;

      (ii) immediately by either party should the other party (a) admit in writing its inability to pay its debts generally as they become due; (b) make a general assignment for the benefit of creditors; (c) institute or consent to bankruptcy proceedings against it; (d) be adjudicated as being bankrupt or insolvent; (e) seek or consent to reorganization under any bankruptcy act; or (f) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs;

      (iii) should Seller for any reason discontinue the manufacture of any Good or is unable to deliver in full any Good by the due date for delivery of such Good, and fails to remedy satisfactorily the deficiency within ten
      (10) days following receipt of written notice by Buyer, Buyer may terminate this Contract; and

      (iv) should either party commit a material breach of any of its obligations hereunder other than those of Seller set forth in part (iii) above, the other party may terminate this Contract thirty (30) days after receipt by the defaulting party of written notice describing the basis for such termination, unless prior to expiration of such period the defaulting party cures such default.

C. Sections 1(D), 2, 7, 9, 10, 11(C) and 13 through 24 shall survive any expiration or termination of this Contract.

12. FORCE MAJEURE. If performance of this Contract or any obligation under this Contract is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or supplier failures.

The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. If a party's performance is so excused for more than ninety (90) days, then the other party may terminate this Contract. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

13. ESCROW. Promptly after this Contract is executed, Buyer and Seller shall enter into an agreement with a third party escrow agent and Seller shall deliver to such escrow agent all technology, know-how, specifications, technical information, patents, patent applications, inventions, improvements, and trade secrets (including but not limited to detailed instructions on manufacture and verification processes), whether or not patentable, that Seller possesses that are necessary or useful to manufacture the Goods (collectively, the "Escrow Materials"), and shall supplement the Escrow Materials from time to time to reflect improvements to the Escrow Materials and new relevant information and materials. Immediately upon any termination of this Contract, Seller agrees to grant, and hereby grants, to Buyer a non-exclusive, irrevocable, worldwide right and license to use such Escrow Materials to manufacture, improve, distribute, sell and otherwise use the Goods and Seller agrees to provide such reasonable technical assistance as may be required by Buyer; provided that any third party that may access the Escrow Materials shall be bound by obligations of nondisclosure at least as stringent as those by which Buyer is obligated hereunder regarding any Confidential Information of Seller. The provisions of this section and any licenses granted hereunder shall survive the termination of this Contract.

14. ARBITRATION. Any controversies or disputes arising out of or relating to this Contract shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Contract. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place in the State of Florida.

All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served.

The arbitrator(s) shall not have the authority to modify any provision of this Contract or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Contract.

15. CONFIDENTIALITY. From time to time during the term of this Contract, the parties hereto may disclose or make available to each other Confidential Information in connection with the activities contemplated hereunder. Each party hereby agrees that, during the term of this Contract and thereafter, it will not
(a) use Confidential Information belonging to the other except for the purpose(s) for which it was disclosed hereunder, or (b) disclose Confidential Information belonging to the other party to any third party (other than its employees, consultants and/or other third parties reasonably requiring such Confidential Information who are bound by written obligations of nondisclosure and non-use consistent with those set forth herein) without the express written consent of the disclosing party; provided however that the foregoing shall not restrict any disclosure by either party required by applicable law if the other party is given a reasonable opportunity to review such disclosure and, if applicable, seek a protective order or other method of limiting the scope of such disclosure. "Confidential Information" means, with respect to either party, any and all information that such party discloses to the other, including, without limitation, information related to its products, services, technology, methodologies, specifications, manufacturing, know-how, business or marketing plans. Notwithstanding the preceding sentence, "Confidential Information" shall not include information that is (i) known to the public through no act or omission of the receiving party in violation of this Contract, (ii) furnished to the receiving party by a third party having the lawful right to do so, (iii) known to the receiving party prior to its disclosure hereunder (as evidenced by written documentation thereof); or (iv) developed independently by the receiving party (as evidenced by written documentation thereof).

16. NOTICES. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the addresses listed above or to such other address as one party may have furnished to the other in writing. The notice shall be deemed received when delivered or signed for, or on the third day after mailing if not signed for.

17. INDEPENDENT CONTRACTOR STATUS. Nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto.

18. EQUITABLE REMEDIES. Notwithstanding anything to the contrary herein, Seller agrees that any breach by it of its obligations contained in Sections 1(D), 13 or 15 may result in irreparable harm to Buyer for which money damages may not be a sufficient remedy and thus Buyer shall be entitled to equitable relief, including without limitation injunctive relief, without bond or surety, in the event of a breach of any of such Sections by Seller. Buyer agrees that any breach by it of its obligations contained in Section 15 may result in irreparable harm to Seller for which money damages may not be a sufficient remedy and thus Seller shall be entitled to equitable relief, including without limitation injunctive relief, without bond or surety, in the event of a breach of such Section by Buyer.

19. ASSIGNMENT. This Contract shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, successors and permitted assigns. Neither party may assign or transfer this Contract without prior written consent of the other party, which consent shall not be unreasonably withheld; provided however that Buyer may assign all of its rights hereunder to the purchaser (the "Assignee") or surviving entity in any stock, assets, merger or other transaction in which all or substantially all of the business of such party is transferred, regardless of the form such transaction may take; provided that the Assignee assumes all of the obligations of Buyer hereunder and Buyer remains jointly and severally liable for such obligations.

20. ENTIRE CONTRACT. This Contract contains the entire agreement of the parties regarding the subject matter of this Contract, and there are no other promises or conditions in any other agreement whether oral or written.

21. AMENDMENT. This Contract may be modified or amended only if the amendment is made in writing and signed by both parties.

22. SEVERABILITY. If any provision of this Contract shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

23. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Contract.

24. APPLICABLE LAW. This Contract shall be governed by the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed by their duly authorized representatives as of the date first set forth above.

SELLER: INDIAN RIVER LABS, INC.


By: ____________________________
    David Creasey
    President


BUYER: TASKER CAPITAL CORP.


By: ____________________________
    Arthur Bergeron
    President